EXHIBIT 21.1

SUBSIDIARIES

The following table sets forth certain information regarding the subsidiaries of Identica Holdings Corporation.

Company Name and Address of Executive Offices	Trade Names	Jurisdiction of Organization

Identica Corp. USA, Inc. 6807 S. MacDill Avenue Tampa, Florida 33611	None	Delaware

Identica Canada Corp. 130 Bridgeland Avenue Suite 100 Toronto, ON Canada, M6A 1Z4	None	Ontario Canada

Identica Corp. TEC, Inc. 3855 South 500 West Suite A Salt Lake City, UT 84115	Identica Technical Expertise Center	Nevada